EXHIBIT 99.01

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CERTAIN CAUTIONARY STATEMENTS AND

RISK FACTORS

CSG Systems International, Inc. and its subsidiaries (collectively, the “Company” or forms of the pronoun “we”) or our representatives from time-to-time may make or may have made certain forward-looking statements, whether orally or in writing, including without limitation, any such statements made or to be made in Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) contained in our various SEC filings or orally in conferences or teleconferences. We wish to ensure that such statements are accompanied by meaningful cautionary statements, so as to ensure to the fullest extent possible the protections of the safe harbor established in the Private Securities Litigation Reform Act of 1995.

ACCORDINGLY, THE FORWARD-LOOKING STATEMENTS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO AND ARE ACCOMPANIED BY THE FOLLOWING MEANINGFUL CAUTIONARY STATEMENTS IDENTIFYING CERTAIN IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

This list of factors is likely not exhaustive. We operate in a rapidly changing and evolving business involving the converging communications industry (e.g., cable television, DBS, wireline and wireless telephony, Internet and high speed data, etc.), and new risk factors will likely emerge. Management cannot predict all of the important risk factors, nor can it assess the impact, if any, of such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those in any forward-looking statements.

ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT FORWARD-LOOKING STATEMENTS WILL BE ACCURATE INDICATORS OF FUTURE ACTUAL RESULTS, AND IT IS LIKELY THAT ACTUAL RESULTS WILL DIFFER FROM RESULTS PROJECTED IN FORWARD-LOOKING STATEMENTS AND THAT SUCH DIFFERENCES MAY BE MATERIAL.

WE EXPECT THE SALE OF THE GSS BUSINESS TO CLOSE IN THE NEAR TERM.

The sale of the GSS Business and the various transition efforts necessary to prepare for the integration of the GSS Business with Comverse will disrupt the normal operations of the GSS Business, and to a lesser degree, may disrupt our ongoing business. The sale of the GSS Business is expected to close no later than January 31, 2006. If the purchase agreement is terminated, or its closing is unusually delayed for whatever reason, there is a risk that the resulting disruption to the GSS Business could negatively impact the division’s operational and financial performance.

WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUES FROM A LIMITED NUMBER OF CLIENTS, AND THE LOSS OF THE BUSINESS OF A SIGNIFICANT CLIENT WOULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The North American broadband industry has experienced significant consolidation over the last few years, resulting in a large percentage of the market being served by a limited number of service providers with greater size and scale. Consistent with this market concentration, a large percentage of our revenues from continuing operations are generated from a limited number of clients, with approximately 70% of our revenues from continuing operations being generated from our five largest clients. There are inherent risks whenever a large percentage of total revenues are concentrated with a limited number of clients. One such risk is that, should a significant client: (i) terminate or fail to renew their contract with us, in whole or in part for any reason; or (ii) significantly reduce the number of customers processed on our systems, it could have a material adverse effect on our financial condition and results of operations (including possible impairment, or significant acceleration of the amortization of intangible assets).

We currently generate over 50% of our revenues from continuing operations from our three largest clients, Comcast, Echostar and Time Warner, and we expect to continue to generate a significant percentage of our future revenues from continuing operations from these clients. Our industry is highly competitive, and the possibility that a major client may move all or a portion of its customers to a competitor has increased. While our clients may incur some costs in switching to our competitors, they may do so for a variety of reasons, including if we do not maintain favorable relationships, do not provide satisfactory services and products, or for reasons associated with price.

We renewed our contract with Comcast in the first quarter of 2004, with the term of the new contract running through the end of 2008. The Comcast Contract contains provisions establishing annual financial minimums for 2005 and 2006, which we currently expect to exceed based on the current number of customers on our system. Under the terms of the Comcast Contract, which does not include exclusivity for us, Comcast could remove one or more regions from or significantly reduce the number of customers on our system without automatically incurring a financial penalty. We have been working, particularly since the arbitration ruling with Comcast in October 2003, towards creating a favorable relationship with Comcast and the different Comcast regions we service. However, there can be no assurance that we can achieve or maintain that relationship with Comcast or that Comcast will not move customers for any particular region to a competitor’s system.

We renewed our contract with Echostar in the first quarter of 2004. However, such contract expires in March 2006. Although we are currently working with Echostar for a further renewal of the contract, there can be no assurance that such contract will be renewed on terms satisfactory to us, or at all.

We renewed our contract with Time Warner in the second quarter of 2003, with the term of the new contract running though the end of the first quarter of 2013. Under the terms of the Time Warner contract, which does not include exclusivity for us, Time Warner could remove one or more regions from or significantly reduce the number of customers on our system without automatically incurring a financial penalty.

A REDUCTION IN DEMAND FOR OUR KEY CUSTOMER CARE AND BILLING PRODUCTS AND SERVICES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Historically, a substantial percentage of our total revenues from continuing operations have been generated from our core service bureau processing product, ACP (formerly CCS/BP), and related services. These products and services are expected to provide a large percentage of our total revenues from continuing operations in the foreseeable future. Any significant reduction in demand for ACP and related services could have a material adverse effect on our financial condition and results of operations, including possible impairments to intangible assets.

WE MAY NOT BE ABLE TO RESPOND TO THE RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY.

The market for customer care and billing systems is characterized by rapid changes in technology and is highly competitive with respect to the need for timely product innovations and new product introductions. As a result, we believe that our future success in sustaining and growing our revenues depends upon the continued market acceptance of our current products, especially ACP, and our ability to continuously adapt, modify, maintain, and operate our products to address the increasingly complex and evolving needs of our clients, without sacrificing the reliability or quality of the products. As a result, substantial research and development will be required to maintain the competitiveness of our products and services in the market. Technical problems may arise in developing, maintaining and operating our products and services as the complexities are increased. Development projects can be lengthy and costly, and are subject to changing requirements, programming difficulties, a shortage of qualified personnel, and unforeseen factors which can result in delays. In addition, we may be responsible for the implementation of new products and/or the migration of clients to new products, and depending upon the specific product, we may also be responsible for operations of the product. There is an inherent risk in the successful implementation, migration, and operations of these products as the technological complexities increase. There can be no assurance:

•	of continued market acceptance of our current products;

•	that we will be successful in the timely development of product enhancements or new products that respond to technological advances or changing client needs; or

•	that we will be successful in supporting the implementation, migration and/or operations of product enhancements or new products.

OUR BUSINESS IS DEPENDENT ON THE U.S. CABLE TELEVISION AND SATELLITE INDUSTRIES.

We generate substantially all of our revenues from continuing operations by providing products and services to the U.S. and Canadian cable television and satellite industries. A decrease in the number of customers served by our clients, loss of business due to non-renewal of client contracts, industry and client consolidations, an adverse change in the economic condition of these industries, movement of customers from our systems to another vendor’s system as a result of regionalization strategies by our clients, and/or changing consumer demand for services could have a material adverse effect on our results of operations. There can be no assurance that new entrants into the video market will become our clients. Also, there can be no assurance that video providers will be successful in expanding into other segments of the converging communications industry. Even if major forays into new markets are successful, we may be unable to meet the special billing and customer care needs of that market.

THE CONSOLIDATION OF THE COMMUNICATIONS INDUSTRY MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

The communications industry is undergoing significant ownership changes at an accelerated pace. One facet of these changes is that communications service providers are consolidating, decreasing the potential number of buyers for our products and services. Such client consolidations carry with them the inherent risk that the consolidators may choose to move their purchased customers to a competitor’s system. In addition, consolidation in the communications industry may put at risk our ability to leverage our existing relationships. Should this consolidation result in a concentration of customer accounts being owned by companies with whom we do not have a relationship, or with whom competitors are entrenched, it could negatively affect our ability to maintain or expand our market share, thereby having a material adverse effect to our results of operations. In addition, providers may choose to use their size and scale to exercise more severe pressure on pricing negotiations.

In addition, it is widely anticipated that telecommunication service providers will continue their aggressive pursuit of providing convergent services. Traditional wireline and wireless telephone providers have announced plans to penetrate the residential video market, a market dominated by our clients. Should these traditional telephone providers be successful in their video strategy, it could threaten our market share and processing revenues in this area, as generally speaking, these companies do not currently use our products and services.

WE FACE SIGNIFICANT COMPETITION IN OUR INDUSTRY.

The market for our products and services is highly competitive. We directly compete with both independent providers of products and services and in-house systems developed by existing and potential clients. In addition, some independent providers are entering into strategic alliances with other independent providers, resulting in either new competitors, or competitors with greater resources. Many of our current and potential competitors have significantly greater financial, marketing, technical, and other competitive resources than our company, many with significant and well-established domestic and international operations. There can be no assurance that we will be able to compete successfully with our existing competitors or with new competitors.

CLIENT BANKRUPTCIES COULD ADVERSELY AFFECT OUR BUSINESS, AND ANY ACCOUNTING RESERVES WE HAVE ESTABLISHED MAY NOT BE SUFFICIENT.

Certain of our clients have filed for bankruptcy protection. Companies involved in bankruptcy proceedings pose greater financial risks to us, consisting principally of possible claims of preferential payments for certain amounts paid to us prior to the bankruptcy filing date, as well as increased collectibility risk for accounts receivable, particularly those accounts receivable that relate to periods prior to the bankruptcy filing date. We consider such risks in assessing our revenue recognition and the collectibility of accounts receivable related to our clients that have filed for bankruptcy protection, and for those clients that are seriously threatened with a possible bankruptcy filing. We establish accounting reserves for our estimated exposure on these items. However, there can be no assurance that our accounting reserves related to these items will be adequate. Should any of the factors considered in determining the adequacy of the overall reserves change adversely, an adjustment to the accounting reserves may be necessary. Because of the potential significance of these items, such an adjustment could be material.

WE MAY INCUR ADDITIONAL MATERIAL RESTRUCTURING CHARGES IN THE FUTURE.

Since the third quarter of 2002, we have recorded restructuring charges related to involuntary employee terminations and various facility abandonments. The accounting for facility abandonments requires significant judgments in determining the restructuring charges, primarily related to the assumptions regarding the timing and the amount of any potential sublease arrangements for the abandoned facilities, and the discount rates used to determine the present value of the liabilities. We continually evaluate our assumptions, and adjust the related facility abandonment reserves based on the revised assumptions at that time. Moreover, we continually evaluate ways to reduce our operating expenses through new restructuring opportunities, including more effective utilization of our assets, workforce and operating facilities. As a result, there is a reasonable possibility that we may incur additional material restructuring charges in the future.

FAILURE TO ATTRACT AND RETAIN OUR KEY MANAGEMENT AND OTHER HIGHLY SKILLED PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

Our future success depends in large part on the continued service of our key management, sales, product development, and operational personnel. We believe that our future success also depends on our ability to attract and retain highly skilled technical, managerial, operational, and marketing personnel, including, in particular, personnel in the areas of research and development and technical support. Competition for qualified personnel at times can be intense, particularly in the areas of research and development, conversions, software implementations, and technical support, especially now that market conditions are improving and the demand for such talent is increasing. In addition, our restructuring activities adversely impact our workforce as a result of involuntary terminations of employees and may adversely impact our ability to retain key personnel and recruit new employees when there is a need. For these reasons, we may not be successful in attracting and retaining the personnel we require, which could have a material adverse effect on our ability to meet our commitments and new product delivery objectives.

FAILURE TO PROTECT OUR PROPRIETARY INTELLECTUAL PROPERTY RIGHTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

We rely on a combination of trade secret and copyright laws, nondisclosure agreements, and other contractual and technical measures to protect our proprietary rights in our products. We also hold a limited number of patents on some of our newer products, but do not rely upon patents as a primary means of protecting our rights in our intellectual property. There can be no assurance that these provisions will be adequate to protect our proprietary rights. Although we believe that our intellectual property rights do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against us or our clients.

We continually assess whether there is any risk to our intellectual property rights. Should these risks be improperly assessed or if for any reason should our right to develop, produce and distribute our products be successfully challenged or be significantly curtailed, it could have a material adverse effect on our financial condition and results of operations.

THE DELIVERY OF OUR PRODUCTS AND SERVICES IS DEPENDENT ON A VARIETY OF MAINFRAME AND DISTRIBUTED SYSTEM COMPUTING ENVIRONMENTS AND COMMUNICATIONS NETWORKS, WHICH MAY NOT BE AVAILABLE OR MAY BE SUBJECT TO SECURITY ATTACKS.

The delivery of our products and services is dependent on a variety of mainframe and distributed system computing environments, which we will collectively refer to herein as “systems.” We provide such computing environments through both out-sourced arrangements, such as our data processing arrangement with First Data Corporation, as well as internally operating numerous distributed servers in geographically dispersed environments. The end users are connected to our systems through a variety of public and private communications networks, which we will collectively refer to herein as “networks,” and are highly dependent upon the continued availability and uncompromised security of our networks and systems to conduct their business operations. Our networks and systems are subject to the risk of failure as a result of human and machine error, acts of nature and intentional, unauthorized attacks from computer “hackers.” Security attacks on distributed systems throughout the industry are more prevalent than on mainframe systems due to the open nature of those computer systems. In addition, we continue to expand our use of the Internet with our product offerings thereby permitting, for example, our clients’ customers to use the Internet to review account balances, order services or execute similar account management functions. Opening up our networks and systems to permit access via the Internet increases their vulnerability to unauthorized access and corruption, as well as increasing the dependency of the systems’ reliability on the availability and performance of the Internet’s infrastructure. As a means to mitigate certain risks in this area of our business, we have implemented a business continuity plan, and test certain aspects of this plan on a periodic basis. In addition, we have implemented a security program utilizing ISO 17799 as a guideline, and periodically undergo a security review of our systems by independent parties, and have implemented a plan intended to mitigate the risk of an unauthorized access to the networks and systems, including network firewalls, procedural controls, intrusion detection systems and antivirus applications.

The method, manner, cause and timing of an extended interruption or outage in our networks or systems are impossible to predict. As a result, there can be no assurances that our networks and systems will not fail, or that our business continuity plans will adequately mitigate any damages incurred as a consequence. Should our networks or systems experience an extended interruption or outage, have their security compromised or data lost or corrupted, it would impede our ability to meet product and service delivery obligations, and likely have an immediate impact to the business operations of our clients. This would most likely result in an immediate loss to us of revenue or increase in expense, as well as damaging our reputation. Any of these events could have both an immediate, negative impact upon our financial condition and our short-term revenue and profit expectations, as well as our long-term ability to attract and retain new clients.